BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

CHINA CRAWFISH, LTD.

NV

Job:C20171026-1542
October 30, 2017

Special Handling Instructions:
1FSC, BL, EMAIL, DRR 10/30/17

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amendment	20170454331-80	10/26/2017 11:20:13 AM	1	$175.00	$175.00
24 Hour Expedite	20170454331-80	10/26/2017 11:20:13 AM	1	$125.00	$125.00
Business License	20170454331-80	10/26/2017 11:20:13 AM	1	$0.00	$0.00
Total					$300.00

Payments

Type	Description	Amount
Credit	5093745274876182503055	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:

File Stamped Copy(s):	1
Business License(s):	1

CHINA CRAWFISH, LTD.

NV

090204

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170454331-80
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 10/26/2017 11:20 AM
	Entity Number E0473412014-0

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
BELLA COSTA DESIGNS INC.

2. The articles have been amended as follows: (provide article numbers, if available)
The Articles of Incorporation of the Corporation are hereby amended by deleting in its entirety the text following the articles, and substituting in lieu thereof the following:

1. Name of Corporation: China Crawfish, Ltd.

3. Authorized Stock. The total number of shares of stock of all classes which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares of Common Stock with a par value of $0.0001 per share ("Common Stock").

[continued on next page titled Exhibit A to Certificate of Amendment]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 4,500,000 (81%)

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X R. Rappaport
Signature of Officer SECRETARY

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Bella Costa Designs Inc.
Exhibit A to Certificate of Amendment

On the effective day of this Certificate of Amendment (the "Effective Time"), every one (1) shares of Common Stock issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall automatically be combined, without any action on the part of the holder thereof, into ten (10) validly issued, fully paid and non-assessable share of Common Stock ("New Common Stock"), subject to the treatment of fractional share interests as described below (the "Forward Stock Split"). No fractional shares of Common Stock shall be issued in connection with the Forward Stock Split. No stockholder of the Corporation shall transfer any fractional shares of Common Stock. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock. A holder of Old Common Stock who otherwise would be entitled to receive fractional shares of New Common Stock because they hold a number of shares of Old Common Stock not evenly divisible by the Forward Stock Split ratio will be entitled to one share of New Common Stock, on the date of the Effective Time of the Forward Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Old Common Stock ("Old Certificates"), shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by the Old Certificate shall have been combined.

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

CHINA CRAWFISH, LTD.

Nevada Business Identification # NV20141584289

Expiration Date: September 30, 2018

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on October 30, 2017

Barbara K. Cegavske
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law <u>cannot</u> be waived.